EXHIBIT 99.1

FORT WORTH, TEXAS, JANUARY 23, 2012

RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves as of December 31, 2011 increased to a record high of 5.1 Tcfe. This represents a 14% increase over 2010. Adjusting for the sale of its Barnett Shale properties in April 2011, the increase would have been 43%. From drilling, Range replaced 850% of production in 2011. Finding and development costs from all sources, (including acreage and all price and performance revisions) are expected to average $0.89 per mcfe, based on preliminary unaudited results. Drill bit development costs are expected to average $0.76 per mcfe.

For 2011, Range added 1,493 Bcfe of proved reserves through the drill bit. Positive performance revisions added 225 Bcfe despite the Company removing 112 Bcfe of proved undeveloped reserves that are no longer expected to be developed within the next five years under current development plans as the Company continues to redirect capital to the Marcellus Shale and other liquids-rich areas of the Company’s portfolio. Price revisions decreased proved reserves by just 0.4 Bcfe as lower gas prices were mostly offset by higher liquids prices. No reserves were added through purchases as the Company did not complete any proved property acquisitions in 2011. The sale of the Barnett Shale properties and other miscellaneous properties resulted in a reduction of 904 Bcfe of proved reserves. Production for 2011 totaled 202 Bcfe.

Year-end 2011 proved reserves by volume were 79% natural gas, 17% natural gas liquids and 4% crude oil. The percentage of crude oil volumes increased 1%, while the percentage of natural gas volumes declined 1%. The percentage of reserves in the proved undeveloped category was 52% at year-end 2011, as compared to 51% year-end 2010 and 52% adjusting for the Barnett sale. At year-end 2011, Range recorded, on average, a modest 1.7 offset Marcellus drilling locations to its proved undeveloped reserves for each of its proved developed wells in the play. As of year-end 2011, 10% of Range’s Marcellus acreage was classified as proved reserves and approximately 50% was held by production. As additional Marcellus wells are drilled in 2012 and beyond, it is expected that more of Range’s acreage will move into the proved category. Given its results to date, as well as those of other operators, Range believes that a substantial portion of its Marcellus acreage will be classified as proved over time. In regard to the Utica and Upper Devonian Shales, Range has drilled successful wells in both horizons and will continue to drill additional wells and monitor industry activity. However at year-end 2011 as in 2010, Range did not include any proved undeveloped locations for these horizons.

At year-end 2011, all ethane reserves associated with the Marcellus Shale were included as natural gas reserves as ethane is currently being produced and sold in the natural gas stream. Range has executed ethane sales arrangements whereby beginning in 2013, the ethane will be separated from the natural gas stream and sold separately. At that time, Range expects to recognize the ethane reserves as NGL reserves. If the ethane recovery facilities had been fully in place at year-end 2011, the Company’s estimated reserves by volume would have been 5.6 Tcfe composed of 68% natural gas, 29% NGLs and 3% crude oil.

As noted, Range replaced 850% of production from drilling in 2011. The Company’s estimate of drilling and development costs incurred during 2011 including exploration and seismic expenses is approximately $1.3 billion which is subject to year-end audit. The Company estimates that it spent $221 million for acreage in 2011. Finding and development cost from all sources averaged $0.89 per mcfe including price and performance revisions. Drill bit development cost (excludes price revisions and acreage cost) was $0.76 per mcfe.

The Securities and Exchange Commission (“SEC”) rules require that the proved reserve calculations be based on the prompt month average prices over the preceding twelve months. For the year-end 2011 reserve evaluation, the benchmark prices were $4.12 per Mmbtu for natural gas and $95.61 per barrel for crude oil (Cushing), representing the simple average of the prices for the first day for each month of 2011. Comparative prices for year-end 2010 were $4.38 per Mmbtu for natural gas and $79.81 per barrel for crude oil (Cushing). Based on these prices adjusted for energy content, quality and basis differentials ($3.55 per Mmbtu, $49.17 per barrel of natural gas liquids and $85.59 per barrel of crude oil, respectively), the pre-tax discounted (10%) present value (“PV10”) of the Company’s proved reserves was $6.1 billion for 2011 compared to $4.6 billion at year-end 2010. The Company’s PV10 value of its proved reserves includes estimated future development costs to develop the proved undeveloped reserves of $3.2 billion.

SUMMARY OF CHANGES IN PROVED RESERVES

(in Bcfe)

Balance at December 31, 2010	4,442
Extensions, discoveries and additions	1,493
Purchases	—
Performance revisions	225
Price revisions	0
Sales	(904)
Production	(202)

Balance at December 31, 2011	5,054

Commenting, Jeff L. Ventura, Range’s President and CEO, said, “Our record 5.1 Tcfe of proved reserves, 850% drill bit replacement and $0.89 all-in finding cost are directly related to our outstanding 2011 drilling results. Despite selling over 20% of our reserves with the Barnett sale, we were able to fully replace the sold reserves and increase our total reserves by 14% all within the same year. Importantly, we achieved double-digit per share, debt-adjusted production and reserve growth for the sixth consecutive year. In addition, our $0.89 all-in finding cost, represents our third consecutive year of a dollar or less finding cost. Given that only 10% of our Marcellus acreage is classified as proved reserves and that no proved undeveloped reserves have been assigned to the Utica and Upper Devonian formations, combined with the potential of our Horizontal Mississippian play in Oklahoma and the Cline Shale play in West Texas, we are very well positioned to continue to achieve double-digit production and reserve growth at low cost for years to come.”

Disclosure Statements:

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2011 currently planned to be filed with Securities and Exchange Commission by the end of February or early March 2012.

Range has disclosed two primary metrics in this release to measure our ability to establish a long-term trend of adding reserves at a reasonable cost—a reserve replacement ratio and finding and development cost per unit. The reserve replacement ratio is an indicator of our ability to replace annual production volumes and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core areas at lower costs than our competition. The reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and additions and proved reserves added by performance as shown in the table.

Finding and development cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for acreage, acquisitions, performance revisions and/or price revisions as stated in each instance in the release. This calculation does not include the future development costs required for the development of proved undeveloped reserves.

The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies.

Year-end pre-tax discounted present value may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2011 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2011 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s Form 10-K.

RANGE RESOURCES CORPORATION (NYSE: RRC) is one of the leading independent oil and natural gas producers in the US. Its operations are primarily focused in the Marcellus Shale in Appalachia and liquids-rich areas of the Southwest. The Company is the largest natural gas liquid producer in Appalachia. The Company pursues an organic growth strategy at low finding costs by targeting the highest rate of return projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com and www.myrangeresources.com.

Except for historical information, statements made in this release, including those relating to finding and development costs in 2011 that are still subject to audit, expected acreage to be reclassified to proved developed, expected timing and volumes of ethane reserves recognized as proved reserves, expected future potential of projects, expected continued improvements and growth targets, anticipated production and targeted resource objectives are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas

76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Senior Financial Analyst

817-869-4267

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

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